The Penn Series Funds Inc

600 Dresher Road

Horsham, PA 19044

The Bank of New York Mellon

100 Church Street

New York, New York 10286

Re:	Rule 17f-5 (“Rule 17f-5”) and Rule 17f-7 (“Rule 17f-7”) Under
the Investment Company Act of 1940 (the “1940 Act”)

Dear Sirs:

This document relates to The Bank of New York Mellon (“BNYM”) serving as the Foreign Custody Manager with respect to the portfolios of Penn Series Funds, Inc. (the “Company”) set forth on Exhibit A hereto (each such portfolio a “Fund” and collectively the “Funds”) and to BNYM providing certain analysis to the Funds with respect to certain foreign securities depositories and foreign clearing agencies. The date of this document is July 18, 2011. The Company is entering into this agreement on behalf of its Funds severally and not jointly.

1.	Rule 17f-5

1.1. With respect to the “Foreign Assets” (as defined in Rule 17f-5(a)(2)) in such jurisdictions as BNYM and the Company may agree from time to time, the Company hereby delegates to BNYM and BNYM hereby accepts the delegation to it, of the obligation to serve as each Fund’s “Foreign Custody Manager” (as defined in Rule 17f-5(a)(3)). As Foreign Custody Manager, BNYM shall have the duties of a Foreign Custody Manager set forth as of the original date of this document in Rule 17f-5(c), and BNYM shall:

a.	select “Eligible Foreign Custodians” (as defined in Rule 17f—5(a)(1)) to serve as foreign custodians and place and maintain each Fund’s Foreign Assets with such Eligible Foreign Custodians;

b.	in selecting an Eligible Foreign Custodian, first determine that Foreign Assets placed and maintained in the care of the Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such Foreign Assets including, without limitation, those factors set forth in Rule 17f-5(c)(1)(i)-(iv);

c.	enter into a written contract with each Eligible Foreign Custodian selected by BNYM hereunder;

d.	determine that the written contract with each Eligible Foreign Custodian will provide reasonable care for the Foreign Assets, based on the standards applicable to custodians in the relevant market and after having considered all factors relevant to the safekeeping of such Foreign Assets (including, without limitation, those factors set forth in Rule 17f-5(c)(1)(i)-(iv)), and that each such contract satisfies the requirements of Rule 17f-5(c)(2);

e.	provide written reports (i) notifying the Company’s Board of Directors (the “Board”) of the placement of each Fund’s Foreign Assets with a particular Eligible Foreign Custodian, such reports to be provided at such time as such Board deems reasonable and appropriate, but not less often than quarterly, and (ii) promptly notifying the Board of any material change in the arrangements with an Eligible Foreign Custodian; and

f.	have established a system to monitor (i) the appropriateness of maintaining a Fund’s Foreign Assets with a particular Eligible Foreign Custodian selected hereunder and (ii) the performance of the governing contractual arrangements; it being understood, however, that in the event BNYM shall determine that the arrangement with any Eligible Foreign Custodian would no longer afford a Fund’s Foreign Assets reasonable care (as referred to in Section 1.1(b) above) or would no longer be governed by a written contract providing for such care, BNYM shall promptly so advise such Fund.

BNYM shall not be responsible for the duties described in this Section 1.1 with respect to any foreign securities depository or foreign clearing agency.

1.2. In acting as a Foreign Custody Manager for a Fund, BNYM shall exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of such Fund’s Foreign Assets would exercise in each jurisdiction where BNYM acts as Foreign Custody Manager for such Fund hereunder. BNYM shall reimburse and pay each Fund for any loss or damage suffered by the Fund (including reasonable attorneys’ and accountants’ fees) as a result of the performance or non-performance of BNYM’s duties under this Section 1 where such loss or damage results from an act of negligence, bad faith or willful misconduct on the part of BNYM hereunder or results from BNYM’s failure to exercise the reasonable care, prudence and diligence referenced in the first sentence of this Section 1.2. Notwithstanding anything else in this document, BNYM shall not be liable to a Fund for any indirect, special or consequential damages (regardless of whether BNYM was aware of the possibility thereof) or for any matters relating to reasons or causes beyond its reasonable control. BNYM shall be indemnified by a Fund for any damages (including reasonable attorneys’ and accountants’ fees) BNYM may incur in connection with the provision by BNYM of the services set forth in this Section 1 with respect to such Fund (provided BNYM will not be indemnified for damages which are the result of BNYM’s failure to exercise the reasonable care, prudence and diligence referenced in the first sentence of this Section 1.2 or damages that result from an act of negligence, bad faith or willful misconduct on the part of BNYM hereunder).

1.3. In acting as a Foreign Custody Manager, BNYM shall not supervise, recommend or advise any Fund relative to the investment, purchase, sale, retention or disposition of any assets in any particular country, including with respect to prevailing Country Risks.

1.4. If Rule 17f-5 is amended subsequent to the original date of this document, BNYM shall accept such additional duties as Foreign Custody Manager as shall be agreed in writing between the Company and BNYM.

2.	Rule 17f-7

2.1. (a) The Company appoints BNYM to provide each Fund (or its duly-authorized investment manager or investment adviser) with an analysis of the custody risks associated with maintaining assets with each foreign securities depository or foreign clearing agency listed on Exhibit B hereto (as the same may be changed by BNYM from time to time with notice to the Fund) (each an “Eligible Depository”) in accordance with Rule 17f-7(a)(1)(i)(A). Consistent with its obligations under this Section 2, BNYM shall monitor such custody risks on a continuing basis and in such manner as BNYM deems reasonable, and shall promptly notify each applicable Fund (or its duly-authorized investment manager or investment adviser) of any adverse material changes in such risks in accordance with Rule 17f-7(a)(1)(i)(B).

(b) Only an entity that BNYM has reasonably determined satisfies the requirements of Rule 17f-7(b)(1) as an “Eligible Securities Depository” (as defined in Rule 17f-7(b)(1)) will be included by BNYM on Exhibit B hereto (as the same may be changed by BNYM from time to time with notice to the Fund). In such manner as is reasonable, BNYM shall give each Fund prompt notice of any material change known to BNYM that would adversely effect BNYM’s determination that an Eligible Depository is an Eligible Securities Depository.

2.2. In performing its obligations under this Section 2, BNYM may obtain information from sources BNYM reasonably believes to be reliable, but BNYM does not warrant its completeness or accuracy. BNYM’s obligations under this Section 2 do not include any evaluation of Country Risks.

2.3. The Funds acknowledge that they may maintain assets only at an Eligible Depository. If a Fund maintains assets at an Eligible Depository (including assets maintained by the Fund at the time this document is entered into) or a Fund enters into a transaction with respect to assets that as a matter of practice are or may be maintained at an Eligible Depository, such action will serve as the Fund’s acknowledgement that such Eligible Depository is acceptable to it. The determination whether an entity satisfies the requirements of Rule 17f-7(b)(1) as an “Eligible Securities Depository” (as defined in Rule 17f-7(b)(1)) is a BNYM responsibility. However, the decision to use a particular foreign securities depository or foreign clearing agency is a Fund responsibility.

2.4. BNYM shall exercise reasonable care, prudence and diligence in performing its duties pursuant to Section 2 hereof. BNYM shall reimburse and pay each Fund for any loss or damage suffered by the Fund (including reasonable attorneys’ and accountants’ fees) as a result of the performance or non-performance of BNYM’s duties under this Section 2 where such loss or damage results from an act of negligence, bad faith or willful misconduct on the part of BNYM hereunder or results from BNYM’s failure to exercise the reasonable care, prudence and diligence referenced in the first sentence of this Section 2.4. Notwithstanding anything else in this document, BNYM shall not be liable to a Fund for any indirect, special or consequential damages (regardless of whether BNYM was aware of the possibility thereof) or for any matters relating to reasons or causes beyond its reasonable control. BNYM shall be indemnified by a Fund for any damages (including reasonable attorneys’ and accountants’ fees) BNYM may incur in connection with the provision by BNYM of the services set forth in this Section 2 with respect to such Fund (provided BNYM will not be indemnified for damages which are the result of BNYM’s failure to exercise the reasonable care, prudence and diligence referenced in the first sentence of this Section 2.4 or damages that result from an act of negligence, bad faith or willful misconduct on the part of BNYM hereunder).

3.	General

3.1. Notwithstanding the provisions of any other arrangements between BNYM and the Company or otherwise, each Fund hereby agrees that assets may be maintained with any Eligible Foreign Custodian referred to in Section 1.1 above and any Eligible Depository which is acceptable to it as referenced in Section 2.3 above (without the need to comply with any notice or consent or other requirements which may be set forth in any such arrangements).

3.2. This document shall terminate simultaneously with the termination of the custody agreement between BNYM and the Company, and may otherwise be terminated by either party giving to the other party a notice in writing specifying the date of such termination (which shall be not less than thirty days after the date of such notice). Indemnification obligations set forth in this document shall survive termination of this document.

3.3. This document shall apply only to the Funds on Exhibit A hereto (as the same may be amended from time to time on written agreement of BNYM and the Company).

3.4. For the services provided with respect to the Funds pursuant to this document, each Fund shall pay such compensation as agreed in writing by BNYM and the Company.

3.5. This document shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. Each party hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this docuMent.

3.6. For purposes of this document, “Country Risks” means systematic risks of holding assets in a particular country, including but not limited to (a) such country’s financial infrastructure, (b) such country’s prevailing custody and settlement practices, (c) nationalization, expropriation or other governmental actions, (d) regulation of the banking or securities industry (provided that, for purposes of BNYM’s obligations under Section 2 above, to the extent required by Rule 17f-7 the extent and quality of regulation and independent examination of a particular Eligible Depository is not included in the term “Country Risks”), (e) currency controls, restrictions, devaluations or fluctuations and (f) market conditions which affect the orderly execution of securities transactions or affect the value of assets.

If the foregoing corresponds to your understanding of our agreement, please indicate your acceptance by signing below.

Very Truly Yours

THE BANK OF NEW YORK MELLON

By:	/s/ Scott La Vasser

Name:	Scott La Vasser

Title:	Managing Director

Agreed and Accepted:

PENN SERIES FUNDS, INC.

By:	/s/ Robert J. DellaCroce

Name:	Robert J. DellaCroce

Title:	Treasurer

Exhibit A

List of Funds

Penn Series Small Cap Growth Fund

Penn Series Developed International Index Fund

Penn Series Flexibly Managed Fund

Penn Series High Yield Bond Fund

Penn Series International Equity Fund

Penn Series Large Cap Value Fund

Penn Series Large Growth Stock Fund

Penn Series Money Market Fund

Exhibit B

Eligible Depositories

Country Market	CSD	Major Changes Since Last Review	Eligible Securities Depository under Rule 17f-7?

Argentina	Caja de Valores S.A.	There has been no major change since our last review.	Yes

	Central de Liquidacion y Registracion de Instrumentos de Endeudamiento Publico (CRYL)	There has been no major change since our last review.	Yes

Australia	ASX Settlement and Transfer Corporation Pty Ltd	There has been no major change since our last review.	Yes

	Austraclear Limited	There has been no major change since our last review.	Yes

Austria	Oesterreichische Xontrollbank AG (OeKB)	There has been no major change since our last review.	Yes

Bahrain	The Clearing, Settlement and Central Depository (CSD)	On January 5, 2011 the Bahrain Stock Exchange changed legal structure and name.	Yes

Bangladesh	Central Depository Bangladesh Limited	There has been no major change since our last review.	Yes

Belgium	Euroclear Belgium	There has been no major change since our last review.	Yes

	Banque Nationale de Belgique / Nationale Bank van Belgic;	There has been no major change since our last review.	Yes

Benin	Depositaire Central/Banque de Reglement (DCBR)	See Ivory Coast	No

Bermuda	Bermuda Securities Depository (BSD)	There has been no major change since our last review.	Yes

Botswana	The Bank of Botswana	There has been no major change since our last review.	Yes

	Central Securities Depository Company of Botswana Limited (CSDB)	There has been no major change since our last review.	Yes

Brazil	BM&FBOVESPA — Central Securities Depository	There has been no major change since our last review.	Yes

	Central de Custodia e Liquidacao Financeira de Titulos - CETIP	Our subcustodian has recently informed us that due to its demutualization the depository is now a publicly traded company under the name CETIP S.A. Bald° Organizada de Ativos e Derivativos.	Yes

	Sistema Especial de Liquidacao e de Custodia (SELIC)	There has been no major change since our last review.	Yes

Bulgaria	Tzentralen Depozitar Al) (CDAD)	There has been no major change since our last review.	Yes

	Bulgarian National Bank (BNB)	There has been no major change since our last review.	Yes

Burkina Faso	Depositaire Central/Banque de Rbglement (DCBR)	See Ivory Coast	No

Canada	The Canadian Depository for Securities (CDS)	There has been no major change since our last review.	Yes

Chile	Deposito Central de Valores S.A.	There has been no major change since our last review.	Yes

China- Shanghai	China Securities Depository and Clearing Corporation Ltd Shanghai Branch	There has been no major change since our last review.	Yes

China — Shenzhen	China Securities Depository and Clearing Corporation Ltd Shenzhen Branch	There has been no major change since our last review.	Yes

Colombia	Deposito Centralizado de Valores de Colombia DECEVAL S.A.	There has been no major change since our last review.	Yes

	Deposito Central de Valores (DCV)	There has been no major change since our last review.	Yes

Costa Rica	Central de Valores, SA	There has been no major change since our last review.	Yes

Croatia	Srediinje kliriniko depozitarno dru§tvo, d.d.	There has been no major change since our last review.	Yes

Cyprus	Central Securities Depository & Central Registry (CDCR)	Introduction of the Over The Counter (OTC) trading for securities registered into the Cypriot Securities Depository (CDCR)	Yes

Czech Republic	Stfedisko Cenn9ch PapirO (SCP)	Effective July 7, 2010, the Stfedisko Cennkch Papira (SCP) terminated its activities which were taken over by Centralni depozitar cennych papiru, a.s.	Yes

	Czech National Bank (CNB)	There has been no major change since our last review.	Yes

Denmark	VP SECURITIES A/S	There has been no major change since our last review.	Yes

Egypt	Misr for Central Clearing, Depository and Registry (MCDR)	At the time of this writing, operations at the MCDR have been suspended for more than a month due to political unrest in Egypt.	Yes*

	Central Bank of Egypt	There has been no major change since our last review.	Yes

Estonia	AS Eesti Vaiirtpaberikeskus	As of January i, 2011, the Estonian ‘croon was replaced by the euro. As of January 1, 2011, all off-exchange transactions settle via a real time gross settlement system (RTGS).	Yes

Euromarket	Clearstream Banking S.A. Luxembourg	There has been no major change since our last review.	Yes

	Euroclear Bank Brussels	There has been no major change since our last review.	Yes

Finland	Euroclear Finland Oy	There has been no major change since our last review.	Yes

France	Euroclear France	There has been no major change since our last review.	Yes

Germany	Clearstream Banking AG, (CBF)	There has been no major change since our last review.	Yes

Ghana	Central Securities Depository Ghana Ltd.	The Central Securities Depository Ghana Ltd. was incorporated as a wholly owned subsidiary of the Bank of Ghana on September 20, 2010.	Yes

	GSE Securities Depository Company LTD	There has been no major change since our last review.	Yes

Greece	Hellenic Exchanges S.A. Holding, Clearing, Settlement and Registry (HELEX)	On September 27, 2010, HELEX implemented the unbundling of clearing, settlement and registry services.	Yes

	Trapeza tis Hellathos (Bank of Greece)	There has been no major change since our last review.	Yes

Guinea Bissau	Depositaire Central/Banque de Reglement (DCBR)	See Ivory Coast	No

Hong Kong	Hong Kong Securities Clearing Company Limited	There has been no major change since our last review.	Yes

	Central Moneymarkets Unit	There has been no major change since our last review.	Yes

Hungary	Kozponti Elszamol6haz es Ertektar (Budapest) Zrt. (KELER)	There has been no major change since our last review.	Yes

Iceland	Verobrefaskraning islands hf. (VS)	There has been no major change since our last review.	Yes

India	National Securities Depository Limited	There has been no major change since our last review.	Yes

	Reserve Bank of India	There has been no major change since our last review.	Yes

	Central Depository Services (India) Limited	There has been no major change since our last review.	Yes

Indonesia	PT Kustodian Sentral Efek Indonesia (RSEI)	There has been no major change since our last review.	Yes

	Bank Indonesia (BI)	There has been no major change since our last review.	Yes

Ireland	Euroclear UK & Ireland Limited	There has been no major change since our last review.	Yes

Israel	The Tel Aviv Stock Exchange Ltd. — The Stock Exchange Clearing House Ltd. (TASECH)	On November 28, 2010, the settlement cycle for corporate bonds trades moved to T+1.	Yes

Italy	Monte Titoli S.p.A.	There has been no major change since our last review.	Yes

Ivory Coast	Depositaire Central/Banque de Reglement (DCBR)

At the time of writing, due to political unrest, the Depositaire Central/Banque de Reglement (DCBR) stopped its operations in Ivory Coast on February 16, 2011 and relocated to Bamako, Mali where it began operations on March 1, 2011. Due to the current political unrest and the newness of operations from this location, we cannot make an assessment at this time.

The assessment covers the DCBR when it operated in Abidjan, Ivory Coast.

No

Japan	The Bank of Japan (BOJ)	There has been no major change since our last review.	Yes

	Japan Securities Depository Center, Inc (JASDEC)	There has been no major change since our last review.	Yes

Jordan	Securities Depository Center	There has been no major change since our last review.	Yes

Kazakhstan	The Central Securities Depository JSC (CSD)	There has been no major change since our last review.	Yes

Kenya	The National Debt Office	There has been no major change since our last review.	Yes

	The Central Depository and Settlement Corporation Ltd (CDSC)	Immobilisation of corporate bonds and their subsequent settlement at the CDSC started in April 2010.	Yes

Kuwait	Kuwait Clearing Company S.A.K. (KCC)	There has been no major change since our last review.	Yes